UNITED STATES

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Tenet Healthcare Corporation

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March 26, 2009

Dr. Martha Carter

RiskMetrics Group, Governance Division

2099 Gaither Road

Suite 501

Rockville, Maryland 20850

Re:	Tenet Healthcare Corporation

Dear Martha:

I am writing to you to highlight and expand on information contained in our 2009 Proxy Statement, as we anticipate an unfavorable outcome with respect to RMG’s Pay-for-Performance test based on one-year and three-year relative TSR, and CEO year-over-year pay. Our Compensation Committee could not have anticipated the amounts of certain inputs used to compute Total Direct Compensation under the test, and we urge you to consider certain facts before making a determination of voting recommendations. A copy of the Proxy Statement that we filed with the SEC today is enclosed with this letter.

Tenet’s Compensation Committee has been careful to adhere to shareholder-friendly practices with respect to executive compensation, and we did not expect to fail the test for 2008. Indeed, Tenet was named in an RMG webcast on March 17, 2009 for having adopted “emerging best practices.” Although we realize it is not directly relevant to your Pay-for-Performance test, you should know that at present our industry CGQ is in the 99th percentile and our overall CGQ is in the 96th percentile, which rankings are consistent with those we have maintained over the past five years.

On the issue of the compensation of our CEO, Trevor Fetter, I want to assure you that our Compensation Committee made its 2008 CEO pay decisions with keen attention on year-over-year pay, and did not anticipate the increase the RMG models may suggest. Specifically, there were two principal items that drove the increase in the RMG models from 2007, neither of which is compensation that will be realized by our CEO in the near term:

1.

First, the change in value of Mr. Fetter’s SERP benefit caused $1.4 million of the overall increase. The SERP value increased as a function of the use of an actuarially-required lower discount rate in 2008 vs. 2007 due to general interest rate movements, and a change in the specific years included in the SERP benefit formula, which uses five years of compensation history. Mr. Fetter completed his fifth year as CEO in 2008, leading to a partial year as CEO being replaced with a full year in the benefit formula. The effect of these changes is magnified due to the 13-year period before any payments are assumed to be made under the plan. Mr. Fetter, currently age 49, will not realize any cash from this program until he is 62 years of age (or 55 with a significant benefit reduction). We did not make any changes to the SERP plan in 2008 and do not anticipate making changes to it in 2009. We continue to provide the SERP benefit to a small number of the most senior executives because we believe that it is common among both our investor-owned and not-for-profit competitors, and that offering such a benefit is necessary to remain competitive in the recruitment and retention of these executives.

2.	Second, we were required to accrue for a long-term performance cash program. This resulted in an increase of $1 million. The program is based upon two financial metrics – free cash flow and ROIC—that over time we believe are highly correlated to stock price performance. Our Compensation Committee is confident that compensation under the program will correlate highly with our share price over time. It is important to note that the amount stated in the proxy will not be paid any earlier than 2011, and is subject to forfeiture.

We also urge you to consider certain aspects of our stock price performance. Through September 26, 2008, we were outperforming our peers, achieving a year-to-date gain of approximately 20%. Despite strong financial performance for the fourth quarter and the year, however, our stock price substantially declined in the fourth quarter and ended up down approximately 80% for the year. The decline in our stock price, we believe, reflects the current credit crisis. As a highly leveraged company (due to legacy issues), our share price performance was more negative than that of our less-leveraged peers, and similar to that of our similarly-leveraged peer.

Despite strong performance on the metrics within our Annual Incentive Plan, the Compensation Committee used its discretion to reduce Mr. Fetter’s 2008 bonus by nearly 30% (more than a $525,000 reduction) from the formula-driven amount. The Committee took this action in light of our poor absolute stock price performance.

Finally, I would like to highlight for your consideration a few items discussed in the Compensation Discussion & Analysis and Executive Compensation sections of our Proxy Statement:

1.	The decline in our stock price has substantially decreased the current market value of past awards of stock options (none of which are in-the-money) and restricted stock units. The Compensation Committee believes that the disparity in current market value vs. grant value is appropriate given the decline in our stock price and underscores the pay-for-performance foundation of our compensation system. In particular, the supplemental tables on pages 33 and 34 show the following with respect to Mr. Fetter:

•	Unvested restricted stock unit value reduction of approximately $3.0 million vs. grant date value

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Grant Date Share Price ($)	Grant Date Fair Value ($)	12/31/08 Market Value ($1.15 per share) ($)	Increase (Reduction) in Value from Grant Date to 12/31/08 ($)
Fetter	2/22/06 3/6/08	202,939 423,000	7.93 4.94	1,609,306 2,089,620	233,380 486,450	(1,375,926 (1,603,170	) )
Total values:				$3,698,926	$719,830	($2,979,096)

•	Outstanding option fair value reduction of approximately $21.5 million vs. grant date fair value

Name	Grant Date	Total Shares Unexercised	Exercise Price ($)	Grant Date Fair Value per Share ($)	Grant Date Fair Value ($)	Updated Fair Value per Share as of 12/31/08 ($)*	Updated Fair Value as of 12/31/08 ($)	Increase (Reduction) in Fair Value from Grant Date to 12/31/08 ($)
Fetter	7/28/99	25,000	11.125	9.39	234,750	-0-	-0-	(234,750)
	11/7/02	450,000	27.95	13.20	5,940,000	-0-	-0-	(5,940,000)
	9/15/03	350,000	14.98	8.12	2,842,000	0.03	10,500	(2,831,500)
	3/4/04	469,333	12.01	5.55	2,604,798	0.06	28,160	(2,576,638)
	2/17/05	469,333	10.63	4.87	2,285,652	0.11	51,627	(2,234,025)
	2/22/06	731,697	7.93	3.48	2,546,306	0.19	139,022	(2,407,284)
	3/1/07	728,000	6.60	2.77	2,016,560	0.27	196,560	(1,820,000)
	3/6/08	1,667,000	4.94	2.43	4,050,810	0.37	616,790	(3,434,020)
Total values:					$22,520,876		$1,042,659	($21,478,217)

*	Determined in accordance with the binomial lattice model using various current assumptions, the NYSE closing price of $1.15 per share of our common stock on December 31, 2008 and the exercise price shown for each option.

2.	In 2009, we significantly reduced, by approximately 34%, the grant value of our annual long-term incentive compensation awards to Mr. Fetter from 2008 levels.

Given these considerations, I respectfully request that RMG finds that the Compensation Committee of Tenet Healthcare Corporation acts in a manner consistent with a pay-for-performance philosophy and supports our directors for re-election.

I look forward to your response.

Very truly yours,

/s/ Edward A. Kangas

Edward A. Kangas

Non-Executive Chairman of the Board; Chairman of the Compensation Committee